                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-112274


            Addendum to Prospectus Supplement Dated February 27, 2004

                                                             Dated: May 25, 2004

                                 STATE OF ISRAEL
                   EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE
                                 $1,100,000,000
                        ZERO COUPON DOLLAR SAVINGS BONDS


The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from the Issue Date during the Sales Period commencing on June 1, 2004 and terminating on June 30, 2004 is $3,211 representing an effective yield to maturity of 6.45%.

To ensure purchase of a Bond at such price, the purchase price and all supporting documentation must be received by Development Corporation for Israel by June 23, 2004.

Due to the May 2004 holiday schedule, the interest rates for June 2004 are being announced on Tuesday, May 25, 2004, four business days before the first day of June. Commencing with the July 2004 interest rates, the announcement day for the next month's interest rates and effective yield to maturity will revert to two business days prior to the first day of each month.